Exhibit 99.2

Sylvia Wheeler

Cerus Corporation

(925) 288-6061

CERUS ANNOUNCES LOAN DISPUTE WITH BAXTER CAPITAL

CONCORD, Calif. – October 15, 2003 - Cerus Corporation (Nasdaq:  CERS) today announced that Baxter Capital Corporation, a financial subsidiary of Baxter International Inc., has commenced legal proceedings against Cerus seeking repayment of amounts outstanding under a credit facility it provided to Cerus.  Baxter Capital alleges that changes in Cerus’ business, including the recent termination of the Phase III red blood cell clinical trials, constitute a default under the credit facility.  Cerus does not agree that any default has occurred.  The collaboration agreement between Cerus and Baxter Healthcare Corporation relating to the INTERCEPT Blood System are not a subject of this action.

Cerus currently has $50 million in principal plus accrued interest outstanding under the credit facility, which the company drew in January 2003.  Under the terms of the five-year loan, no interest or principal is due until January 2008.

“Cerus and Baxter Healthcare Corporation continue to collaborate on the development of the INTERCEPT Blood System, and Baxter’s sales and marketing teams have begun commercializing INTERCEPT platelets in Europe,” said Stephen T. Isaacs, president and chief executive officer of Cerus.  “Cerus is committed to supporting the INTERCEPT collaboration with Baxter Healthcare and to continuing progress on the INTERCEPT programs, while we work through this loan issue with Baxter’s separate finance subsidiary.”

Cerus and subsidiaries of Baxter International Inc. are collaborating on development of the INTERCEPT Blood System to enhance the safety of blood transfusions. The INTERCEPT Blood System for platelets is being launched in Europe. The product is not yet approved in the United States. The companies are also in late stage development of the INTERCEPT Blood System for plasma.

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ABOUT CERUS

Cerus Corporation is developing medical systems and therapeutics to provide safer and more effective options to patients. The company is developing products based on its proprietary Helinx® technology for controlling biological replication. Cerus’ most advanced programs are focused on systems to enhance the safety of the world’s blood supply. The INTERCEPT Blood System, which is being developed in collaboration with subsidiaries of Baxter International Inc., is based on the company’s Helinx technology.  The INTERCEPT Blood System is designed to inactivate viruses, bacteria, other pathogens, and white blood cells. The Concord, California-based company also is pursuing therapeutic applications of Helinx technology to treat and prevent serious diseases.

Helinx is a trademark of Cerus Corporation

INTERCEPT and INTERCEPT Blood are trademarks of Baxter International Inc.

Statements in this news release regarding possible outcomes of the loan dispute, the company’s relationship with Baxter Healthcare, product development, potential efficacy against emerging pathogens and commercial potential are forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from the above forward-looking statements as a result of certain factors, including the risks and uncertainty of the timing and results of clinical trials and other development activities, actions by regulatory authorities at any stage of the development and commercialization process, additional financing activities, manufacturing, market acceptance of any products, competitive conditions, legal proceedings, actions by Baxter and other factors discussed in the company’s most recent filings with the Securities and Exchange Commission.

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